EXHIBIT 11.


                 SIGNAL TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                 COMPUTATION OF
                           NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)

                                                      Three Months Ended     Nine Months Ended
                                                          September 30,        September 30,
                                                        1996       1995       1996      1995
                                                      -------    -------    -------    -------

Net income (loss)                                     $   995    $   589    $ 1,010    $   (29)
                                                      =======    =======    =======    =======

Weighted average number of shares outstanding
during the period                                       7,136      6,885      7,049      6,862

Add:
Assumed exercise of common share options                  881        901      1,179       --

Less:
Purchase of common stock under the treasury stock
method                                                   (365)      (417)      (565)      --
                                                      -------    -------    -------    -------

Common and common equivalent shares outstanding for
purpose of calculating primary income (loss) per
share                                                   7,652      7,369      7,663      6,862

Incremental shares to reflect full dilution              --         --         --         --
                                                      -------    -------    -------    -------

Total shares for purpose of calculating fully
diluted income (loss) per share                         7,652      7,369      7,663      6,862
                                                      =======    =======    =======    =======


Primary income (loss) per share                       $  0.13    $  0.08    $  0.13    $ (0.00)
                                                      =======    =======    =======    =======

Fully diluted income (loss) per share                 $  0.13    $  0.08    $  0.13    $ (0.00)
                                                      =======    =======    =======    =======

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